Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

MARIJUANA COMPANY OF AMERICA, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Common Stock, no par value		3,000,000,000	(2)(5)	$0.0003(4)	$900,000	0.0000927	$83.43
	Equity	Common Stock, no par value per share		180,000,000	(3)	$0.00022	$54,000	0.0000927	$5.01
Totals				3,180,000,000	(5)		$954,000		$88.44

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Represents common shares offered for resale by Dutchess, which shares are issuable by the Company pursuant to the Equity Line, dated as of May 31, 2022, between the Company and Dutchess.
(3)	Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 180,000 shares of our common stock issued to J.H. Darbie & Co., Inc., as a finder’s fee.
(4)	This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the common stock registered hereunder, based upon the price of $0.0003, which is the last reported sale price for the Company’s common stock on July 12, 2022, as reported on the OTC Market Group, Inc.’s OTC Pink tier.
(5)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.